================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                          WILLAMETTE INDUSTRIES, INC.
                      1300 S.W. Fifth Avenue, Suite 3800
                            Portland, Oregon 97201

                               ----------------

                   Notice of Annual Meeting of Shareholders
                                April 20, 1999

                               ----------------

  The annual meeting of shareholders of Willamette Industries, Inc. (the "Company"), will be held at the RiverPlace Alexis Hotel, 1510 S.W. Harbor Way, Portland, Oregon, on Tuesday, April 20, 1999, at 10 a.m., to consider and vote on the following matters:

  1. The election of three Class B directors.

  2. Such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record as of the close of business on February 22, 1999, will be entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting in person. Whether or not you plan to attend, please date, sign and mail the enclosed proxy to avoid the expense of further solicitation. A majority of the outstanding shares must be represented at the meeting in order to transact business, and whether you own few or many shares, your proxy is important in fulfilling this requirement.

  If you attend the meeting, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors

                                          J. A. Parsons
                                          Secretary

Portland, Oregon
March 10, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Introduction...............................................................   1
Holders of Common Stock....................................................   1
Election of Directors......................................................   4
Other Matters..............................................................   5
Executive Compensation.....................................................   6
Compensation Committee Interlocks and Insider Participation................   9
Report of the Compensation Committee.......................................   9
Performance Graph..........................................................  12
Compensation of Directors..................................................  12
Employment Agreements......................................................  13
Section 16(a) Beneficial Ownership Reporting Compliance....................  15
Relationship with Independent Public Accountants...........................  15
Shareholder Proposals for Annual Meeting in 2000...........................  15
Solicitation of Proxies....................................................  15



Printed on Willamette's 40# Clearfield Vellum

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Willamette Industries, Inc., an Oregon corporation (the "Company"), of proxies in the accompanying form for use at the annual meeting of shareholders to be held on April 20, 1999. This Proxy Statement and accompanying form of proxy were first sent or given to shareholders on approximately March 10, 1999.

  When a proxy in the enclosed form is properly executed and returned, the shares represented thereby will be voted at the meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the shares will be voted FOR the election of the nominees named below except to the extent authority to vote for any or all of the nominees is withheld. If a quorum is present, the three nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the annual meeting will be elected directors. In an uncontested plurality election, such as this, abstentions and broker non-votes have no effect, as approval by a percentage of shares present or outstanding is not required.

  A proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise (i) by delivering written notice of revocation to the secretary of the Company, (ii) by executing a subsequent proxy relating to the same shares which is delivered to the secretary or (iii) by attending the annual meeting and voting in person (although attendance at the meeting in itself will not constitute revocation of a proxy).

                            HOLDERS OF COMMON STOCK

  The close of business on February 22, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On the record date, the Company had outstanding 110,991,728 shares of common stock, $.50 par value ("Common Stock"), each share of which is entitled to one vote at the meeting. A majority of the shares entitled to vote, represented in person or by proxy, including proxies reflecting broker nonvotes or abstentions, will constitute a quorum at the meeting.

  The following tables give certain information concerning the holdings of Common Stock of (i) each person known to the Company to be the beneficial owner of more than 5 percent of the outstanding Common Stock and (ii) each of the directors and nominees, each of the named executive officers referred to in the Summary Compensation Table below, and the Company's directors and executive officers as a group. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

FIVE PERCENT BENEFICIAL OWNERS

                           SHARES OF
                          COMMON STOCK             NATURE OF               PERCENT OF
                          BENEFICIALLY             BENEFICIAL             OUTSTANDING
  NAME AND ADDRESS           OWNED                OWNERSHIP (A)           COMMON STOCK
  ----------------        ------------            ------------            ------------
Maurie D. Clark*........   3,388,660   Sole Voting and Disposition           3.05%
Suite 600                  4,749,873   Shared Voting and Disposition         4.28%
1211 S.W. Fifth Avenue     8,138,533    Total                                7.33%
Portland, Oregon 97204

William Swindells*......   2,376,884   Sole Voting and Disposition (c)(d)    2.14%
1300 S.W. Fifth Avenue     3,674,072   Shared Voting and Disposition         3.30%
Portland, Oregon 97201     6,050,956    Total                                5.44%

The Prudential
  Insurance Company          205,132   Sole Voting and Disposition           0.18%
  of America**..........   5,483,342   Shared Voting                         4.94%
751 Broad Street           5,516,442   Shared Disposition                    4.97%
Newark, New Jersey         5,721,574    Total                                5.15%
07102-3777

Sanford C. Bernstein &
  Co., Inc**............   3,634,419   Sole Voting                           3.27%
767 Fifth Avenue             735,859   Shared Voting                         0.66%
New York, New York 10153   6,399,139   Sole Disposition                      5.77%
                           6,399,139    Total                                5.77%

Wells Fargo Bank,
  N.A.**................   3,710,970   Sole Voting                           3.34%
404 California Street         14,600   Shared Voting                         0.01%
San Francisco,                17,900   Sole Disposition                      0.02%
California 94163           9,161,997   Shared Disposition                    8.25%
                           9,188,797    Total                                8.28%

--------
 *  As of January 31, 1999
**  As of December 31, 1998

DIRECTORS AND EXECUTIVE OFFICERS

                                     SHARES OF COMMON STOCK           PERCENT OF
                                       BENEFICIALLY OWNED            OUTSTANDING
      NAME                           AT JANUARY 31, 1999(a)          COMMON STOCK
      ----                           ----------------------          ------------
Winslow H. Buxton..................              832(b)                 0.00%
Marvin D. Cooper...................           74,033(b)(c)              0.07%
Gerard K. Drummond.................            7,200(d)                 0.01%
Kenneth W. Hergenhan...............            3,505(b)(d)              0.00%
William P. Kinnune.................          182,594(c)(e)              0.16%
Paul N. McCracken..................           17,740(b)(d)              0.02%
Duane C. McDougall.................           59,204(b)(c)              0.05%
Michael R. Onustock................          102,859(b)(c)(e)           0.09%
J. A. Parsons......................           95,856(b)(c)(e)           0.09%
G. Joseph Prendergast..............            4,233(d)                 0.00%
Stuart J. Shelk, Jr................        1,670,538(b)(d)              1.51%
Robert M. Smelick..................            7,200(d)                 0.01%
William Swindells..................        6,050,956(b)(c)(d)           5.44%
Samuel C. Wheeler..................        1,498,788(d)(f)              1.35%
Benjamin R. Whiteley...............            9,700(d)                 0.01%
All directors and executive
 officers as a group (16 persons)..        9,836,689(b)(c)(d)(e)(f)     8.81%

--------
(a) Shares are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares. Inclusion of shares in the table does not necessarily imply that the persons named receive the economic benefits of the shares so listed.

(b) Includes shares as to which the individual shares voting and dispositive power as follows: Mr. Buxton, 13 shares; Mr. Cooper, 400 shares; Mr. Hergenhan, 1,772 shares; Mr. McCracken, 8,460 shares; Mr. McDougall, 32 shares; Mr. Onustock, 4,862 shares; Mr. Parsons, 400 shares; Mr. Shelk, 18,120 shares; and Mr. Swindells, 3,674,072 shares.

(c) Includes shares subject to employee stock options exercisable within 60 days after January 31, 1999, under the Company's 1995 Long-Term Incentive Compensation Plan (the "1995 Plan") and its 1986 Stock Option and Stock Appreciation Rights Plan (the "1986 Plan") as follows: Mr. Cooper, 45,433 shares; Mr. Kinnune, 88,806 shares; Mr. McDougall, 38,633 shares; Mr. Onustock, 47,313 shares; Mr. Parsons, 46,506 shares; Mr. Swindells, 300,210 shares; and all executive officers as a group, 586,708 shares.

(d) Includes shares subject to options exercisable within 60 days after January 31, 1999, under the nonemployee director provisions of the 1995 Plan as follows: Messrs. Drummond, McCracken, Shelk, Smelick, Wheeler, and Whiteley, 3,200 shares each; Messrs. Hergenhan and Prendergast, 1,733 shares; Mr. Swindells, 1,200 shares; and all directors as a group, 23,866 shares.

(e) Includes restricted shares of Common Stock awarded pursuant to the 1995 Plan, as to which the individual has sole voting and shared dispositive power, as follows: Mr. Kinnune, 2,948 shares; Mr. Onustock, 2,444 shares; Mr. Parsons, 2,400 shares; and all executive officers as a group, 7,792 shares.

(f) Includes 276,804 shares as to which Mr. Wheeler has sole voting and shared dispositive power.

                             ELECTION OF DIRECTORS

  The Board is divided into three classes serving staggered three-year terms. The Board held six meetings during 1998. Each director attended at least 75 percent of the total of (i) the meetings of the Board and (ii) the meetings held by all committees of the Board on which he served.

  The nominees named below for election as directors are the three Class B directors. The terms of the directors to be elected at the 1999 annual meeting will expire at the annual meeting in 2002.

  Under the Company's bylaws, a shareholder desiring to nominate a candidate for election as a director must give written notice to the Company with specified information not less than 90 days prior to any annual meeting and not less than seven days after the giving of notice to the shareholders of any special meeting at which directors are to be elected.

  If for any reason any of the nominees named below should become unavailable for election (an event that the Board does not anticipate), the proxy will be voted for the election of such substitute nominee as may be designated by the Board. Information with respect to each person nominated for election as a director and each other person whose term of office as a director will continue after the meeting is set forth below. Ages shown are as of December 31, 1998.

CLASS B (NOMINEES WHOSE TERMS OF OFFICE WILL EXPIRE IN 2002)

  Winslow H. Buxton, age 59, has been a director of the Company since February 1999. Mr. Buxton is chairman, president and chief executive officer and a director of Pentair, Inc., a diversified manufacturing company which sells general industrial equipment and specialty products, in which position he has served for more than five years. He is also a director of Bemis Company, Inc., and The Toro Company.

  G. Joseph Prendergast, age 53, has been a director of the Company since 1996. Mr. Prendergast has been senior executive vice president of Wachovia Corporation, a bank holding company, since October 1997 and from October 1988 until October 1997 was executive vice president of Wachovia Corporation. Mr. Prendergast has also been chairman of Wachovia Bank of Georgia and Wachovia Bank of South Carolina since April 1994. Mr. Prendergast is also a director of The Georgia Power Company.(3)

  William Swindells, age 68, has been a director of the Company since 1964. For more than the past five years, Mr. Swindells has served as chairman of the Board. He served as chief executive officer of the Company from November 1997 until December 1998, as well as for more than five years prior to September 1995. Mr. Swindells is also a director of Oregon Steel Mills, Inc., Standard Insurance Company, and Airborne Freight Corp.(1)

CLASS C (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 2000)

  Gerard K. Drummond, age 61, has been a director of the Company since 1991. From July 1993 to June 1998, Mr. Drummond was of counsel to the law firm of Stoel Rives LLP. Previously, he was chairman of the board of NERCO, Inc., a natural resources company, its chief executive officer (except during the period February 1992 to November 1992), and executive vice president of PacifiCorp, a public utility company.(2)

  Paul N. McCracken, age 70, has been a director of the Company since 1986. Mr. McCracken has been chairman of the board of directors and chief executive officer of Tumac Lumber Co., Inc., a wood products broker, for more than the past five years.(1)(2)

  Stuart J. Shelk, Jr., age 54, has been a director of the Company since 1983. Mr. Shelk is managing director of Ochoco Management, Inc., which is the managing general partner of Ochoco Lumber Co., a lumber manufacturer. Mr. Shelk has been responsible for managing Ochoco Lumber Co. for more than five years.(3)

  Samuel C. Wheeler, age 70, has been a director of the Company since 1972. Mr. Wheeler has been vice president of Barclay Logging Company, a logging contractor, and served in that capacity for more than the past five years. Mr. Wheeler was also president of Wheeler Management Co., Inc., a wood products manufacturer, until June 1996. (1)(2)

CLASS A (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 2001)

  Kenneth W. Hergenhan, age 67, has been a director of the Company since 1997. Mr. Hergenhan was a partner in the law firm of Miller, Nash, Wiener, Hager & Carlsen LLP for more than five years prior to his retirement in December 1996.
(1)

  Robert M. Smelick, age 56, has been a director of the Company since 1990. Mr. Smelick has been the managing principal of Sterling Payot Company, an investment company, since 1989.(3)

  Benjamin R. Whiteley, age 69, has been a director of the Company since 1990. Mr. Whiteley retired as chairman of the board of Standard Insurance Company, a life insurance company, of which he is also a director, in April 1998. He served as chairman and chief executive officer of Standard Insurance Company from January 1993 until August 1994 and, prior to that time, as president and chief executive officer. Mr. Whiteley is also a director of Northwest Natural Gas Company and The Greenbrier Companies, Inc. (1)(2)
--------
(1) Member of the Company's executive committee.

(2) Member of the Company's compensation and nomination committee ("Compensation Committee"). The Compensation Committee, which met twice during 1998, reviews the compensation of the Company's directors and officers prior to consideration of such matters by the Board as a whole and administers the Company's 1986 Plan. A subcommittee of the Compensation Committee consisting of Messrs. Drummond and Whiteley is responsible for administration of the 1995 Plan and met once during 1998. In addition, the Compensation Committee makes recommendations to the Board concerning nominations of directors and selection of executive personnel. The Compensation Committee will consider shareholder suggestions as to nominees for directors; such suggestions should be addressed to the secretary of the Company at its principal executive offices. In order to be considered prior to next year's annual meeting, such suggestions should be received by December 31 of this year.

(3) Member of the Company's audit committee. The audit committee, which met twice during 1998, is responsible for: (i) nominating and recommending independent auditors for selection by the Board, (ii) reviewing the scope of audit proposed to be performed, (iii) reviewing the results of the past year's audit with the auditors and (iv) reviewing the independent auditors' suggestions and comments with respect to internal financial and operational controls, including monitoring the steps taken to implement suggestions by the independent auditors.

                                 OTHER MATTERS

  Management knows of no matters to be brought before the meeting other than those described above. However, should any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning the compensation of each of the individuals who served as chief executive officer of the Company during 1998 and each of its four other most highly compensated executive officers (the "named executive officers") during each of the years in the three-year period ended December 31, 1998.

                                                         LONG-TERM
                                                    COMPENSATION AWARDS
                                                   ---------------------
                                         ANNUAL    RESTRICTED NUMBER OF
                                      COMPENSATION   STOCK    SECURITIES
                                      ------------   AWARDS   UNDERLYING    ALL OTHER
 NAME AND PRINCIPAL POSITION(1)  YEAR    SALARY      (2)(3)   OPTIONS(#) COMPENSATION(4)
 ------------------------------  ---- ------------ ---------- ---------- ---------------
William Swindells (5) ...        1998   $935,000    $     0     74,350       $15,000
 Chairman and Chief              1997     85,000          0      1,200             0
 Executive Officer

Duane C. McDougall (6)...        1998    525,000          0     23,690        18,142
 President and Chief             1997    293,334          0     19,240        18,749
 Executive Officer

William P. Kinnune.......        1998    481,333          0     22,840        29,180
 Executive Vice President        1997    458,333          0     27,900        31,890
                                 1996    429,000     65,270     17,560        34,071

Michael R. Onustock......        1998    465,000          0     20,660        22,115
 Executive Vice President        1997    403,667          0     23,160        23,627
                                 1996    355,667     54,155     14,540        24,989

J. A. Parsons............        1998    410,000          0     19,440        21,783
 Executive Vice President        1997    385,000          0     22,780        23,146
 and Chief Financial             1996    349,333     53,229     14,240        25,037
 Officer

Marvin D. Cooper (7).....        1998    333,333          0     14,580        20,373
 Executive Vice President

--------
(1) Includes principal capacities in which each officer served during 1998.

(2) The value of a restricted stock award is calculated by multiplying the number of shares of Common Stock awarded by the closing sale price of the Common Stock on the date of grant as reported by the New York Stock Exchange.

(3) The aggregate number of restricted shares of Common Stock held by each named executive officer and the value of such shares on December 31, 1998 (based on the closing sale price of the Common Stock, $33.50, reported on the New York Stock Exchange), are as follows:

           NAME                                           NO. OF SHARES  VALUE
           ----                                           ------------- -------
     William Swindells...................................         0     $     0
     Duane C. McDougall..................................         0           0
     William P. Kinnune..................................     2,948      98,758
     Michael R. Onustock.................................     2,444      81,874
     J. A. Parsons.......................................     2,400      80,400
     Marvin D. Cooper....................................         0           0

  Dividends are paid on the restricted shares at the same rate as on other shares of Common Stock.

(4) The amounts shown for 1998 represent (i) Company contributions to its Stock Purchase Plan ("401(k) Plan"), a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for the benefit of each of the named executive officers and to its 1993 Deferred Compensation Plan for the benefit of such officers to the extent contributions would have been made to the 401(k) Plan had compensation subject to such plan included deferred compensation and had the Internal Revenue Code limits not been applicable and (ii) the imputed value to the named executives of a portion of the premiums paid for life insurance policies under which they are to receive an interest in the cash surrender value. The amounts attributable to (i) 401(k) Plan and 1993 Deferred Compensation Plan contributions and (ii) the imputed value of premiums, respectively, for each of the named executives for 1998 are as follows: Mr. Swindells, $15,000, $0; Mr. McDougall, $15,000, $3,142; Mr.
   Kinnune, $15,000, $14,180; Mr. Onustock, $15,000, $7,115; Mr. Parsons,
   $15,000, $6,783; and Mr. Cooper, $15,000, $5,373.

(5) Mr. Swindells was reappointed to this position in November 1997 and served until his retirement on December 1, 1998. Mr. Swindells remains chairman of the board of the Company.

(6) Mr. McDougall served as president and chief operating officer of the Company until December 1, 1998, when he became president and chief executive officer. Mr. McDougall did not serve as an executive officer of the Company during 1996.

(7) Mr. Cooper became an executive officer of the Company on April 21, 1998; the table reflects his compensation for the full year.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information as to options to purchase Common Stock granted to the named executive officers during 1998 pursuant to the Company's 1995 Plan. No stock appreciation rights ("SARs") were granted during 1998.

                                       INDIVIDUAL GRANTS               POTENTIAL REALIZABLE
                         ---------------------------------------------   VALUE AT ASSUMED
                         NUMBER OF    PERCENT OF                       ANNUAL RATES OF STOCK
                         SECURITIES TOTAL OPTIONS  EXERCISE             PRICE APPRECIATION
                         UNDERLYING   GRANTED TO    PRICE               FOR OPTION TERM (3)
                          OPTIONS     EMPLOYEES       PER   EXPIRATION ---------------------
      NAME               GRANTED(1) IN FISCAL YEAR SHARE(2)    DATE        5%        10%
      ----               ---------- -------------- -------- ---------- ---------- ----------
William Swindells.......   74,350       11.87%     $38.6875 April 2008 $1,808,962 $4,584,266
Duane C. McDougall......   23,690        3.78%      38.6875 April 2008    576,386  1,460,676
William P. Kinnune......   22,840        3.65%      38.6875 April 2008    555,705  1,408,267
Michael R. Onustock.....   20,660        3.30%      38.6875 April 2008    502,665  1,273,852
J. A. Parsons...........   19,440        3.10%      38.6875 April 2008    472,982  1,198,630
Marvin D. Cooper........   14,580        2.33%      38.6875 April 2008    354,737    898,972

--------
(1) Options were granted for the numbers of shares indicated at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options, which have terms of ten years and two days, become exercisable as follows: 33 1/3 percent after one year, an additional
     33 1/3 percent after two years, and the remainder after three years; provided that the options will become exercisable in full upon the officer's death, disability or retirement. Upon a change in control, all options under the 1995 Plan become and remain exercisable in full until the earlier of three years after the date the change in control occurs or the expiration of the stated term of the option. For purposes of the 1995 Plan, a change in control is defined to include (i) a change in composition of the Board during any 24-month period such that the directors in office at the beginning of the period and any additional directors elected with the approval of two-thirds of the directors cease to constitute at least 70 percent of the Board and (ii) unless approved by two-thirds of the directors, excluding directors employed by the Company, (A) a merger, or sale of substantially all the assets, of the Company, (B) the acquisition by a person or group (other than certain affiliates of the Company) of 20 percent or more of the combined voting power of the Company's outstanding securities or (C) the approval by the shareholders of the Company of a plan of liquidation or dissolution of the Company.

(2) Subject to certain conditions, the exercise price and tax withholding obligations related to exercise may be paid by delivery of previously acquired shares of Common Stock.

(3) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Common Stock compounded annually over the full term of the options. There can be no assurance that the Common Stock will appreciate at any particular rate or at all.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  Information regarding exercises of stock options by the named executive officers during 1998 and unexercised options held by them as of December 31, 1998, is summarized in the table set forth below. The named executives did not exercise any SARs during 1998 and did not hold any in-the-money SARs at year-end.

                                                     NUMBER OF SHARES        VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY
                          NUMBER OF                     OPTIONS AT                OPTIONS AT
                           SHARES                    DECEMBER 31, 1998       DECEMBER 31, 1998(2)
                         ACQUIRED ON   VALUE     ------------------------- -------------------------
      NAME                EXERCISE   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               ----------- ----------  ----------- ------------- ----------- -------------
William Swindells.......       0        $ 0        301,410       1,200     $3,543,837     $ 3,400
Duane C. McDougall......       0          0         38,633      38,837        373,681      43,770
William P. Kinnune......       0          0         88,806      47,294        830,549      70,004
Michael R. Onustock.....       0          0         47,313      40,947        322,415      58,078
J. A. Parsons...........       0          0         46,506      39,374        317,186      57,072
Marvin D. Cooper........       0          0         45,433      26,627        512,882      34,577

--------
(1) Represents the difference between the fair market value of the shares of Common Stock received on exercise of stock options at the date of exercise and the option exercise price.

(2) Calculated based on the difference between the closing sale price of the Common Stock, $33.50, reported on the New York Stock Exchange on December 31, 1998, and the aggregate exercise price of the unexercised options. All options reflected in the table were granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

PENSION PLAN

  The retirement plan ("Retirement Plan") that the Company maintains for its salaried employees (including officers) provides for payment of retirement benefits generally based upon an employee's years of service with the Company and compensation level. Funding of the Retirement Plan is actuarially determined. The Company also maintains a supplemental retirement plan ("Supplemental Plan") under which salaried employees (including officers) receive retirement benefits substantially equal to those the Retirement Plan would have provided but for certain limitations required by the Internal Revenue Code.

  The following table shows the aggregate estimated annual benefits payable under the Retirement Plan and the Supplemental Plan upon retirement (assuming normal retirement at age 65) for unmarried employees at specified compensation levels (based upon the highest average of five consecutive years) with various years of service (assuming continuous full-time employment with the Company from date of hire to date of retirement):

                                            YEARS OF SERVICE
                          -----------------------------------------------------
         REMUNERATION        15       20       25       30       35       40
         ------------     -------- -------- -------- -------- -------- --------
     $  300,000.......... $ 71,771 $ 95,694 $119,618 $143,541 $167,465 $189,965
        400,000..........   96,521  128,694  160,868  193,041  225,215  255,215
        500,000..........  121,271  161,694  202,118  242,541  282,965  320,465
        600,000..........  146,021  194,694  243,368  292,041  340,715  385,715
        700,000..........  170,771  227,694  284,618  341,541  398,465  450,965
        800,000..........  195,521  260,694  325,868  391,041  456,215  516,215
        900,000..........  220,271  293,694  367,118  440,541  513,965  581,465
      1,000,000..........  245,021  326,694  408,368  490,041  571,715  646,715

  Compensation used in determining retirement benefits consists of the employee's regular fixed salary, including amounts deferred at the election of the employee and contributed to the Company's 401(k) Plan. With respect to the named executive officers, such compensation is the amount shown for the officers under "Salary" in the Summary Compensation Table above.

  The credited years of service for each of the named executive officers is as follows: Mr. Swindells, 43; Mr. McDougall, 19; Mr. Kinnune, 37; Mr. Onustock, 26; Mr. Parsons, 33; and Mr. Cooper, 19.

  The benefits payable upon retirement are single-life annuity amounts and are not subject to any deduction for Social Security or other offset amounts. The level of benefits is based in part upon the average of the Social Security wage bases for the 35 years ending with Social Security retirement age. Amounts shown in the table are based upon the Social Security covered compensation for an employee attaining age 65 in 1999. Retirement benefits may be reduced from the amounts shown in the case of early retirement (or other early termination of employment), in the case of a married employee whose benefits are paid in the form of a joint and survivor annuity and in the case of an employee whose employment with the Company has not been continuous. Special provisions in the Retirement Plan may apply in the case of death or disability; there are also provisions relating to the computation of years of service for vesting or benefit purposes in the case of service with certain employers acquired by the Company at various times in the past.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE

  During 1998, Messrs. Drummond, C. W. Knodell (who served as an executive officer of the Company until his retirement in 1989), McCracken, Wheeler and Whiteley served on the Company's Compensation Committee.

  Mr. McCracken is chairman of Tumac Lumber Co., Inc., a wood products broker, which purchases building materials products from, and sells such products to, the Company in the ordinary course of business at prevailing market prices. During 1998, such transactions amounted to approximately $43,540,000.

  Mr. Wheeler is vice president of Barclay Logging Company, which performs contract logging services for the Company in the ordinary course of business at prevailing market prices. During 1998, such transactions amounted to approximately $908,000. Mr. Wheeler served as a vice president of the Company until his resignation in 1973.

OTHER TRANSACTIONS AND RELATIONSHIPS

  Ochoco Lumber Co. sells wood products to, and purchases such products from, the Company in the ordinary course of business at prevailing market prices. During 1998, such transactions amounted to approximately $1,176,000. Mr. Shelk is managing director of the managing general partner of Ochoco Lumber Co.

  The Company purchases equipment in the ordinary course of business at prevailing market prices from Rogers Machinery Co., Inc., in which members of Mr. Parsons' immediate family own a majority interest. During 1998, such purchases amounted to approximately $436,000.

  In the ordinary course of business at prevailing market prices, the Company has sold paper products to, and obtained credit and other banking and financial services from, Wachovia Corporation, of which Mr. Prendergast is a senior executive vice president. During 1998, such paper sales amounted to approximately $1,151,000, and the financial services amounted to approximately $3,948,000.

                     REPORT OF THE COMPENSATION COMMITTEE

  It is the responsibility of the Compensation Committee to oversee the compensation of officers of the Company (23 persons). The Compensation Committee's salary recommendations, when approved by the Board, set the levels of compensation for all officers. In addition, the Compensation Committee hears reports from the Company's chief executive officer, and considers the performance of individual officers, planned succession and related matters. In 1996, responsibility for the administration of the 1995 Plan, including selecting the officers and other key employees to receive awards and for determining types, amounts and terms of such awards, was assigned to the Long-Term Incentive Compensation Committee (the "Awards Committee"), a subcommittee of the Compensation Committee consisting of Messrs. Drummond and Whiteley.

  The compensation policy of the Company recognizes that the Company's business is the conversion of timber and wood fiber into products which are largely of a commodity nature and that the Company is integrated "from the stump to the customer" with only the chief executive officer responsible for all operations. For these two reasons--little control of sales prices in commodity markets and little individual control over material costs and transfer prices of specific business segments--the Company does not ordinarily compensate employees with bonuses or other forms of short-term incentive compensation. The Company's policy is to pay salaried employees, including all officers, base salaries only.

  From time to time, the Compensation Committee receives reports from compensation consultants regarding competitive industry salaries. In March 1997, the Compensation Committee received from a leading consultant an analysis of industry compensation data for a group of 13 other forest products companies, including eight of the ten companies in the Standard & Poor's Paper and Forest Products Index referred to under "Performance Graph" below. The analysis was adjusted by the consultants to reflect differences in the sizes of the companies included in the analysis. Further, the analysis presented information regarding market compensation levels for 15 key management positions, including the Company's most highly compensated positions. Based upon a review of the analysis for the positions covered by it, and on the relative responsibilities of those holding seven additional positions not specifically covered in the analysis, in April 1997, management prepared for the Compensation Committee's consideration salary recommendations for 1997 for the Company's executive officers and key management positions.

  In arriving at salary recommendations to the Board for individual officers effective May 1, 1998, the Compensation Committee considered the industry comparisons contained in the compensation analysis referred to above, adjusted for inflationary pressures, recommendations by the Company's chief executive officer, a tabulation of compensation paid by other forest products companies compiled from data appearing in their 1998 proxy statements, available information concerning comparable levels of responsibility, relative responsibilities compared to other officers and employees in the Company, and various other factors including experience and performance.

  Each recommended salary was intended to be within the range of and competitive with the cash compensation paid to positions within the comparable industry. In formulating its salary recommendations, the Compensation Committee did not consider stock options and other noncash compensation programs of the companies in the industry analysis or the stock options granted to Company officers.

  In November 1997, William Swindells, who served as chief executive officer
(CEO) of the Company until his retirement in September 1995, was reappointed to that position following the resignation of Steven R. Rogel. In December 1997, the Board, based on the recommendation of the Compensation Committee, established the annual salary level for Mr. Swindells at $1,020,000. In making its recommendation, the Compensation Committee considered Mr. Swindells' experience, the salary being paid to Mr. Swindells prior to his retirement, the salary being paid to the former CEO prior to his resignation, and the demands placed on Mr. Swindells in returning from retirement on short notice. No adjustment was made to Mr. Swindells' salary in April 1998, when other officers' salaries were reviewed and adjusted, in view of the recent determination of his salary level and the indeterminate length of his tenure as CEO. Mr. Swindells stepped down as CEO on December 1, 1998, returning to his previous status as a retired employee.

  In November 1998, Duane C. McDougall, who served as President and Chief Operating Officer beginning in April 1998, was appointed Chief Executive Officer effective December 1, 1998. The Board, based upon the recommendation of the Compensation Committee, established the annual salary level for Mr. McDougall at $800,000. In making its recommendation, the Compensation Committee considered Mr. McDougall's prior salary, his increased responsibility as CEO, and his experience.

  As an incentive to stock ownership by employees and as a form of long-term incentive compensation, annual grants of stock options are awarded to selected key employees. During 1998, stock options were granted by the Awards Committee based on a formula relating to base salary and the Company's return on shareholders' equity ("ROE"). The formula was adjusted by the Awards Committee in 1997 with the goal of placing the Company's employees nearer to, but still under, the industry five-year average at the 50th percentile level as reflected in the analysis referred to above. The formula does not take into account the number of stock options previously granted to an executive officer. Under the formula, a target number of options for each executive officer is determined by dividing a percentage of the officer's salary (ranging, based on level of responsibility, from 200 percent for executive vice presidents to 300 percent for the chief executive officer) by the market price of the Common Stock at the date of grant. The target number is subject to downward adjustment based on the Company's ROE for its most recent fiscal year. No adjustment is made if the Company's ROE exceeds by a specified margin the weighted-average ROE of 17 forest products companies as determined from published financial reports. If the specified margin is not achieved, the options are reduced proportionately by up to 30 percent of the target number. The Company's 1997 ROE did not exceed the published industry composite by the specified margin. Accordingly, option grants in 1998 were reduced by 6 percent.

  Restricted stock has been awarded in past years to executive officers based upon the Compensation Committee's subjective evaluation of the Company's performance. No restricted stock awards were granted during 1998.

  Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to the Company for compensation over $1 million paid to the Company's chief executive officer or any of its four other most highly compensated executive officers unless such compensation is payable only on account of the attainment of one or more performance goals as determined by a Board committee comprised solely of two or more outside directors and otherwise qualifies as performance based pursuant to Section 162(m). The Company does not have a policy favoring awards to executive officers that qualify as performance based pursuant to Section 162(m). However, responsibility for the administration of the 1995 Plan was assigned to the Awards Committee, which is comprised solely of outside directors, so that awards under the 1995 Plan may qualify as performance based within the meaning of Section 162(m). Stock options granted by the Awards Committee, as well as awards of restricted stock that vest based upon the attainment of performance goals established by the Awards Committee, will qualify as performance based pursuant to Section 162(m).

                                      Compensation Committee

                       Gerard K. Drummond          Samuel C. Wheeler
                       Benjamin R. Whiteley        Paul N. McCracken, Chairman

                               PERFORMANCE GRAPH

  The following graph compares the annual percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Paper & Forest Products Index, in each case assuming investment of $100 on December 31, 1993, and reinvestment of dividends.





                        [PERFORMANCE GRAPH APPEARS HERE]

                   1993    1994    1995    1996    1997    1998
                   ----    ----    ----    ----    ----    ----
Willamette
Industries, Inc.   $100    $ 98    $118    $149    $141    $149
S&P 500             100     101     139     171     229     294
S&P Paper &
Forest Products     100     104     115     127     136     139


                           COMPENSATION OF DIRECTORS

FEES

  Each director of the Company who is not also an employee of the Company or a subsidiary (a "nonemployee director") receives a fee of $1,200 for each Board meeting attended and $1,000 for each committee meeting attended, except that the chairman of a committee receives an attendance fee of $1,500. In addition, each nonemployee director receives a retainer fee of $24,000 per year.

  The payment of directors' fees may be deferred at the election of a director pursuant to the Company's director deferred compensation plan. Such deferred payments accrue interest at a rate equal to the rate on seven-year U.S. treasury obligations in effect as of the beginning of each calendar quarter.

RETIREMENT BENEFITS

  The Company maintains a retirement plan for nonemployee directors who serve on the Board on or after September 1, 1989, and who complete five years of service as nonemployee directors after January 31, 1980. Upon retirement, a former director receives a number of annual payments equal to the number of years he or she served as a nonemployee director after January 31, 1980. Payments terminate on death. The amount of each annual payment equals the annual retainer fee for directors at the time the director retires. Benefits under the plan are not funded.

STOCK OPTIONS

  Under the 1995 Plan, each person who was a nonemployee director at the date of the 1995 annual meeting of shareholders was granted an option to purchase 2,000 shares of Common Stock (an "Initial Option") and each person who subsequently becomes a nonemployee director, other than a former officer of the Company or a subsidiary, will also be granted an Initial Option. In addition, on the date of each annual meeting of shareholders, commencing with the 1996 annual meeting, an option for 1,200 shares of Common Stock (an "Annual Option") is granted to each person who is then a nonemployee director, including former officers of the Company or its subsidiaries, and who is to continue to serve as a director.

  Options granted to nonemployee directors under the 1995 Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, have terms of ten years and two days, and are exercisable as specified in note (1) to the table under "Option Grants in Last Fiscal Year" above. Accordingly, the Annual Options granted to the nonemployee directors on the date of the 1998 annual meeting were granted at an exercise price of $38.6875 per share, the fair market value of the Common Stock on that date. The Initial Option granted to Mr. Buxton on February 11, 1999, was granted at an exercise price of $32.8125, the fair market value of the Common Stock on the date of grant.

CONSULTING AGREEMENT

  The Company has entered into a consulting agreement with Mr. Swindells effective upon his ceasing to be chief executive officer of the Company under which Mr. Swindells has agreed to provide consulting services to the Company for a one-year term commencing December 1, 1998. Under the consulting agreement, Mr. Swindells receives consulting fees at the rate of $10,000 a month, secretarial services and office space, and is reimbursed for certain expenses including dues for a business club. The consulting agreement provides that, while Mr. Swindells receives fees under the agreement, he will not receive the annual retainer fees payable to other nonemployee directors of the Company. The consulting agreement is renewable for three consecutive one-year periods unless terminated by either party upon 30 days' notice prior to renewal.

                             EMPLOYMENT AGREEMENTS

GENERAL

  The Company has entered into agreements ("CIC Agreements") with certain of its key employees, including the named executive officers (other than Mr. Swindells), that provide for severance compensation for the employees in the event their employment with the Company is terminated subsequent to a Change in Control (as defined) of the Company under the circumstances set forth in the CIC Agreements. Pursuant to the CIC Agreements, each employee has agreed to remain in the Company's employ following a tender offer or exchange offer for more than 30 percent of the combined voting power of the Company's voting securities until such offer has been abandoned or terminated or a Change in Control has occurred and unless the Company reduces the employee's compensation.

  If, within 36 months following a Change in Control, the employee's employment with the Company is terminated by the Company without Cause (as defined) or by the employee with Good Reason (as defined), then the Company shall pay to the employee, upon demand, his full base salary through the date of termination at the rate in effect on the date the Change in Control occurred, plus severance compensation in an amount equal to 2.99 times the sum of (a) his annual base salary at the above-specified rate and (b) the average annual incentive compensation (if any) paid or accrued for his benefit in respect of the two fiscal years prior to the fiscal year in which the Change in Control occurs.

  The CIC Agreements further provide for the continuation of all noncash employee benefit plans and arrangements, with certain exceptions, for a period of one year following termination of employment after a Change in Control except by death, by the Company for Cause or disability or by the employee other than for Good Reason. The employee is also entitled to be reimbursed for any reasonable legal fees and expenses he may incur in enforcing his rights under the CIC Agreement.

  In the event it is determined that any payment by the Company to or for the benefit of the employee in connection with a Change in Control is not deductible by the Company for federal income tax purposes, then amounts otherwise payable or distributable under the agreement are reduced to the maximum deductible amount.

  The CIC Agreements are for one-year terms which extend annually for an additional one-year term, unless either the Company or the employee gives notice that the CIC Agreement shall not be extended. In the event of a Change in Control while the CIC Agreements are in effect, the CIC Agreements are automatically extended for 36 months from the date the Change in Control occurs. The CIC Agreements terminate upon termination of employment prior to a Change in Control.

CERTAIN DEFINITIONS

  Lengthy definitions of Cause, Change in Control and Good Reason are included in the CIC Agreements. Summaries of the definitions, which are necessarily incomplete, are set forth below.

  "Cause" with respect to the termination of an employee's employment by the Company means termination because the employee committed an act of fraud, embezzlement or theft constituting a felony, or an act intentionally against the interest of the Company which causes it material harm, or because of his repeated failure, after written notice, to perform his responsibilities under the CIC Agreement.

  "Change in Control" means (i) a change in control required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) subject to certain exceptions, the acquisition by a person or group of beneficial ownership of 20 percent or more of the outstanding Common Stock, (iii) a change in the composition of the Board such that the directors at the beginning of any two-year period cease to constitute at least a majority of the Board unless the election or nomination of each new director was approved by two-thirds of the directors still in office who were directors at the beginning of such period, (iv) subject to certain exceptions, any consolidation or merger of the Company or any sale or other transfer of substantially all its assets or (v) approval by the shareholders of the Company of a plan or proposal for its liquidation or dissolution.

  "Good Reason" with respect to the termination by an employee of his employment with the Company means (i) subject to certain exceptions, any change in the employee's status or position with the Company which in his reasonable judgment does not represent a promotion, (ii) a reduction in the employee's base salary, (iii) the failure by the Company to continue in effect for the employee certain benefit plans and policies, (iv) the transfer of the employee to a different location, (v) the failure of any successor to the Company to expressly assume the Company's obligations under the CIC Agreement,
(vi) a purported termination by the Company of the employee's employment which is not effected in accordance with the CIC Agreement or (vii) a refusal by the Company to allow the employee to continue to engage in certain activities not related to the Company's business.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16 of the Exchange Act, holders of more than 10 percent of the Common Stock and directors and certain officers of the Company are required to file reports ("Section 16 Statements") of beneficial ownership of Common Stock and changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company is required to identify in its proxy statements those persons who to the Company's knowledge were required to file
Section 16 Statements and did not do so on a timely basis. Based solely on a review of copies of Section 16 Statements furnished to the Company during and with respect to its most recent fiscal year and on written representations from reporting persons, the Company believes that each person who at any time during the most recent fiscal year was a reporting person filed all required
Section 16 Statements on a timely basis except for a one-month delay in filing a Form 4 for Mr. Stuart J. Shelk, Jr., to report his purchase of 2,000 shares in July 1998.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP, independent public accountants, has audited the accounts of the Company for a number of years and has been selected to do so for 1999. Representatives of KPMG Peat Marwick LLP are expected to be present at the annual shareholders meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2000

  Shareholder proposals intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company no later than November 11, 1999, in order to be included in the proxy statement and proxy card for such meeting.

  The persons named as proxies for the 2000 Annual Meeting of Shareholders will have discretionary authority to vote on any matter presented by a shareholder for action at such meeting unless the Company receives notice of the matter by January 25, 2000, in which case such persons will not have discretionary voting authority except as provided in the rules of the Securities and Exchange Commission governing shareholder proposals.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person or by telephone or other means of communication by certain directors, officers, and other employees of the Company without extra compensation for their services. The Company has retained D.F. King & Co., Inc., to assist in the solicitation of proxies at an estimated fee of $6,000 plus expenses. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their reasonable expenses in forwarding soliciting materials to their principals and obtaining authorization for the execution of proxies.

                                          By Order of the Board of Directors


                                          J. A. Parsons
                                          Secretary

Portland, Oregon
March 10, 1999

                          WILLAMETTE INDUSTRIES, INC.

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                     FOR ANNUAL MEETING ON APRIL 20, 1999

     The undersigned hereby appoints William Swindells and J. A. Parsons, and either of them, proxies with power of substitution, to represent and vote the common stock of Willamette Industries, Inc. ("Company"), which the undersigned may be entitled to vote at the annual meeting of the Company's shareholders on April 20, 1999, or at any adjournment thereof, with all powers the undersigned would possess if personally present. The proxies, or if only one proxy is present, then that one, shall have all the powers granted herein.

      By signing on the reverse, the undersigned acknowledges receipt of the Notice of Annual Meeting to be held April 20, 1999, and accompanying proxy statement, and revokes all prior proxies for said meeting.

              (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                                                Please mark
                                                               your vote as  [X]
                                                               indicated in
                                                                the example

This proxy when properly executed will be voted in accordance with the choice specified, or, if no choice is specified, will be voted FOR Item 1. If any other business properly comes before the meeting, this proxy will be voted thereon in the discretion of the proxies named herein.

The Board of Directors recommends a vote FOR
Item 1. Election of directors:
        Winslow H. Buxton                                        WITHHELD
        G. Joseph Prendergast                         FOR        FOR ALL
        William Swindells                             [ ]          [ ]


WITHHELD FOR: (Write that nominee's name in the space provided below).


-------------------------------------------------------------------------------


Signature(s)                                            Date              , 1999
             ------------------------------------------      -------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .